Exhibit 10.22

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (the “Agreement”), effective as of June 27, 2012 (the “Effective Date”), is entered into by and between CELLADON CORPORATION, a Delaware corporation (“Celladon”), with its principal place of business at 12760 High Bluff Drive, Suite 240, San Diego, CA 92130-2019, and AMPLIPHI BIOSCIENCES CORPORATION, a Washington corporation (“AmpliPhi”), with its principal place of business at 1100 Olive Way, Suite 100, Seattle, WA 98101.

RECITALS

WHEREAS, The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), and AmpliPhi are parties to that certain Amended and Restated License Agreement, dated January 29, 2009 (the “Penn Agreement”), pursuant to which, among other things, Penn granted AmpliPhi a license under the Group 2 Patents (as defined in the Penn Agreement) on the terms and conditions set forth therein; and

WHEREAS, Celladon wishes to obtain, and AmpliPhi is willing to grant to Celladon, a sublicense under the Group 2 Patents for the purpose of developing and commercializing a Companion Diagnostic (defined below), on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, Celladon and AmpliPhi, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

1.1 “AAV1/GFP” shall mean a recombinant AAV Vector consisting of a single-stranded nucleotide DNA containing a GFP expression cassette flanked by adeno-associated virus (AAV) serotype 2 Inverted Terminal Repeat sequences packaged in AAV serotype 1 capsid protein, the manufacture, use, sale, offer for sale, or import of which AAV Vector is covered by the Group 2 Patents.

1.2 “AAV Vector” shall mean an adeno-associated virus gene vector composed of a viral capsid comprising three proteins known as VP1, VP2 and VP3, wherein the genome is a single-strand DNA molecule flanked by inverted terminal repeats, excluding any heterologous non- adeno-associated-virus nucleic acid sequence (other than Mydicar), taken by itself, or any data, know-how, or information specific to such DNA molecule or sequence.

1.3 “Active Development” shall have the meaning provided in the Penn Agreement.

1.4 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

1.5 “Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of the Effective Date between Celladon and AmpliPhi.

1.6 “Celladon Product” shall mean an AAV Vector-delivered product, the mechanism of action of which is modulation of macromolecules (e.g., proteins) whose role is to regulate the uptake or release of calcium in the sarcoplasmic reticulum. Celladon Products include, without limitation, Mydicar.

1.7 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by any entity with respect to any objective, the level of reasonable, diligent, good faith efforts and resources devoted to accomplish such objective as a typical biopharmaceutical company would normally use to accomplish a similar objective under similar circumstances.

1.8 “Companion Diagnostic” shall mean a diagnostic device comprising an in vitro neutralizing antibody assay that (a) uses AAV1/GFP, and (b) is used, or intended for use, as a companion diagnostic for a Celladon Product. Without limiting the foregoing, “Companion Diagnostic” may include, without limitation, (i) an in vitro diagnostic test to identify patients who are most likely to benefit from a particular Celladon Product, to identify patients likely to be at increased risk for serious adverse reactions as a result of treatment with a particular Celladon Product, or to monitor patient response to treatment with a particular Celladon Product, or (ii) an in vitro diagnostic test that is intended to provide information that is useful to the physician regarding the use of a particular Celladon Product, whether or not it is a determining factor in the safe and effective use of such Celladon Product.

1.9 “Confidential Information” shall have the meaning provided in Section 6.1.

1.10 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

1.11 “Field” shall mean the development and commercialization of Celladon Products for all human therapeutic and/or prophylactic applications.

1.12 “Green Fluorescent Protein” or “GFP” shall mean a protein composed of 238 amino acid residues that exhibits bright green fluorescence when exposed to light in the blue to ultraviolet range.

1.13 “Group 2 Patents” shall have the meaning provided in the Penn Agreement.

1.14 “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.15 “Knowledge” shall mean the actual knowledge of a particular fact or other matter being possessed as of the pertinent date by the directors and officers of the applicable party.

1.16 “Mydicar” shall mean the Celladon product known as MYDICAR® (AAV1/SERCA2a).

1.17 “Net Sales” shall mean the gross amounts invoiced or otherwise charged by Celladon, its Affiliates or Sublicensee for the sale or transfer of Companion Diagnostics (excluding sales or transfers of Companion Diagnostics to Affiliates or Sublicensees of the selling party for resale of such Companion Diagnostics in transactions subject to sales royalties hereunder), less the following items, as allocable to such sale or transfer of such Companion Diagnostics (if not previously deducted in calculating the amount invoiced): (i) reasonable and customary trade, quantity and cash discounts and rebates and retroactive price reductions or allowances actually allowed or granted; (ii) credits or allowances actually granted upon claims, rejections or returns of such sales of Companion Diagnostics, including recalls; (iii) taxes, duties and other governmental charges imposed on the production, sale, delivery, use or importation of Companion Diagnostics (including, without limitation, sales, use, excise or value added taxes, but excluding income taxes) that are included in the invoiced amount and paid by the purchasing party; (iv) government-mandated and other reasonably and customary rebates (such as those in respect of any state or federal Medicare, Medicaid or similar programs) and charge-backs, including those granted to managed care entities, in all such cases that effectively reduce the net selling price of such Companion Diagnostics; (v) the actual amount of write-offs for bad debt directly relating to sales of Companion Diagnostics, determined in accordance with U.S. generally accepted accounting practices, consistently applied, not to exceed 4.0% of gross amounts invoiced or charged; and (vi) transportation charges relating to such Products, including handling charges and insurance premiums relating thereto to the extent included in the invoiced amount and paid by the purchasing party.

In the event of (a) any sales or transfers of Companion Diagnostics that are not at arm’s length, or (b) any sales or transfers of Companion Diagnostics that are made in conjunction with sales of other products or services, with or without a separate price for such Companion Diagnostics (in either case, a “Non-Arm’s-Length Transactions”); then, for purposes of calculating royalties due hereunder, the Net Sales applicable to Companion Diagnostics sold or transferred in such Non-Arm’s-Length Transaction shall be determined by multiplying (x) the number of units of Companion Diagnostics sold or transferred in such Non-Arm’s-Length Transaction by (y) the average Net Sales per unit of such Companion Diagnostics for all sales of such Companion Diagnostics (excluding Non-Arm’s-Length Transactions) made during the last full quarter prior to such transaction or during the current quarter if such Companion Diagnostics was not commercially available throughout the last full quarter.

1.18 “Penn Payments” shall mean all royalty payments under Section 4.1.2 of the Penn Agreement, and all milestone payments under Section 4.3 of the Penn Agreement, that, in each case become due or payable by AmpliPhi to Penn as a result of Celladon’s (or its Affiliate’s or Sublicensee’s) exercise of the sublicense granted to Celladon pursuant to Section 2.1.

1.19 “Sublicensee” shall mean a Third Party to whom Celladon grants a sublicense under the license granted to Celladon pursuant to Section 2.1 hereof as permitted by this Agreement.

1.20 “Third Party” shall mean any entity other than Celladon or AmpliPhi or an Affiliate of Celladon or AmpliPhi.

1.21 “Valid Claim” shall mean an unexpired claim of an issued patent within the Group 2 Patents that has not been found to be unpatentable, invalid or unenforceable by a court or other authority of competent jurisdiction in the subject country, from which decision no appeal is taken or can be taken.

2. SUBLICENSE.

2.1 Sublicense Grant to Celladon. Subject to the terms and conditions of this Agreement (including, without limitation, Section 2.2 hereof), AmpliPhi hereby grants to Celladon an exclusive (even as to AmpliPhi), worldwide, fee- and royalty-bearing, sublicense, including the limited right to further sublicense (subject to Section 2.3 below), under the Group 2 Patents to develop, make, have made, use, sell, have sold, offer for sale and import Companion Diagnostics in the Field.

2.2 Penn Agreement. Celladon acknowledges that the sublicense granted under Section 2.1 with respect to the Group 2 Patents is subject to and limited by the terms and conditions of the Penn Agreement (and the scope of rights licensed thereunder). Celladon shall comply with the applicable terms and conditions of the Penn Agreement and take such actions as are reasonably required for AmpliPhi to comply with the Penn Agreement with respect to Celladon’s (and its Affiliates’ and Sublicensees’) development and commercialization of Companion Diagnostics and related exercise of the sublicense granted hereunder, such as, for example and without limitation, providing such information and reports as are required for AmpliPhi to meet its reporting obligations under the Penn Agreement with respect to Celladon’s (and its Affiliates’ and Sublicensees’) development and commercialization of Companion Diagnostics. In addition, during the term of this Agreement, Celladon shall use Commercially Reasonable Efforts to have a Companion Diagnostic in Active Development. Celladon’s payment obligations with respect to the Penn Agreement are set forth in Section 3.1.

2.3 Further Sublicensing. Celladon shall have the power to sublicense its rights to a downstream sublicensee that is an Affiliate of Celladon or to a Third Party collaborator solely for purposes of research, development or other non-commercial purposes, or as reasonably necessary, to manufacturers or distributors for the account of Celladon, but only on condition that any sublicense requires such Affiliate or Third Party collaborator to comply with the applicable terms of this Agreement and prohibits further sublicensing. Celladon shall require its Affiliates and all Sublicensees to comply with the applicable terms and conditions of this Agreement (and Celladon shall remain liable for any breach by such Affiliate or Sublicensee of any of the terms and conditions of this Agreement). Celladon shall provide to AmpliPhi a complete and accurate copy of all agreements granting any such sublicense hereunder within 30 days after such agreement is executed, provided that Celladon may redact from such copy any proprietary or confidential information that is not necessary for AmpliPhi to ascertain Celladon’s compliance with its obligations under this Agreement.

2.4 Responsibility for Companion Diagnostic Development and Commercialization. Celladon shall be solely responsible for the worldwide development, manufacture and commercialization of Companion Diagnostics. Celladon and its Affiliates and Sublicensees shall comply with all applicable laws, rules and regulations in connection with the development, manufacture, marketing, promotion and sale of Companion Diagnostics by Celladon or any of its Affiliates or Sublicensees. The parties hereby acknowledge and agree that GFP is not subject to this Agreement and Celladon shall be solely and fully responsible for obtaining GFP and any and all intellectual property and other rights therein and thereto.

3. PAYMENTS.

3.1 Sublicense Fees.

(a) Sublicense Initiation Fee. Within 10 days after the Effective Date, Celladon shall pay to AmpliPhi a sublicense initiation fee of $310,000.

(b) Sublicense Maintenance Fees. On or before May 15 of each year following the Effective Date during the term of this Agreement, Celladon shall pay to AmpliPhi an annual sublicense maintenance fee of $310,000.

3.2 Reimbursement of AmpliPhi for Penn Payments. Celladon shall pay to AmpliPhi all Penn Payments that become due and payable by AmpliPhi pursuant to the Penn Agreement. Celladon shall make payment to AmpliPhi of such Penn Payments at least 10 days before such Penn Payments are due from AmpliPhi to Penn, together with reasonable supporting documentation but in any event at least such documentation as required for AmpliPhi to comply with its associated reporting obligations under the Penn Agreement. AmpliPhi and Celladon shall keep complete and accurate records pertaining to the Penn Payments and the calculation thereof, and Celladon and AmpliPhi shall each have the right to cause an independent, certified public accountant reasonably acceptable to the other party to audit such records, in each case in accordance with Section 3.7.

3.3 Royalties on Companion Diagnostics.

(a) Royalty. Subject to the terms and conditions of this Agreement, Celladon shall pay to AmpliPhi a [...***...] percent ([...***...]%) royalty on Net Sales of any Companion Diagnostic, the manufacture, use or sale of which is claimed or covered by a Valid Claim of the Group 2 Patents in the country of sale.

(b) Royalty Term. Celladon’s royalty payment obligations under this Section 3.3 will expire on a Companion Diagnostic-by-Companion Diagnostic and country-by-country basis upon the expiration of the last-to-expire of the Group 2 Patents containing a Valid Claim claiming or covering the manufacture, use or sale of such Companion Diagnostic in such country.

(c) Payment Timing. Celladon will make royalty payments to AmpliPhi within 45 days of the last day of each calendar quarter for which such payment are due under this Section 3.3. Each such payment will be accompanied by a written report showing the cumulative Net Sales received by Celladon, its Affiliates and Sublicensees during such calendar quarter and the corresponding payments due under this Agreement.

***Confidential Treatment Requested

3.4 No Other Payments. Sections 3.1, 3.2 and 3.3 set forth Celladon’s entire payment obligation with respect the sublicense granted under Section 2.1 hereof.

3.5 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversions of payments from any foreign currency is necessary pursuant to this Agreement, such conversion shall be made using the applicable average mid-rate exchange rate for converting the applicable currency to the U.S. dollar as published by The Wall Street Journal on the last business day of each month during the calendar quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by AmpliPhi, unless otherwise specified in writing by AmpliPhi.

3.6 Income Tax Withholding. AmpliPhi shall pay any and all taxes levied on AmpliPhi on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Celladon, Celladon shall (a) deduct such taxes from the payment made to AmpliPhi, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to AmpliPhi and certify its receipt by the taxing authority within 30 days following such payment. Celladon shall reasonably cooperate with AmpliPhi to obtain any applicable reductions or exemptions from any such withholding taxes, if any, in accordance with applicable law.

3.7 Audits. To the extent required by the Penn Agreement, Celladon shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to Penn Payments in sufficient detail to permit AmpliPhi to confirm the accuracy of the Penn Payments due hereunder. AmpliPhi shall have the right to cause an independent, certified public accountant selected by AmpliPhi, who does not currently provide AmpliPhi auditing services, and who is reasonably acceptable to Celladon, to audit such records to confirm Penn Payments due hereunder for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Celladon. Prompt adjustments shall be made by the parties to reflect the results of such audit and Celladon shall promptly remit to AmpliPhi the amount of any underpayment. AmpliPhi shall bear the full cost of such audit unless such audit discloses an underpayment by Celladon of more than 10% of the amount of payments due under this Agreement, in which case, Celladon shall bear the full cost of such audit.

4. INTELLECTUAL PROPERTY

4.1 Patent Prosecution and Maintenance.

(a) As of the Effective Date, Exhibit A hereto lists all Group 2 Patents.

(b) As between AmpliPhi and Celladon, AmpliPhi, or AmpliPhi’s designee, shall have the first right to prepare, file, prosecute and maintain, the Group 2 Patents (to the extent that AmpliPhi has the right to do so under the Penn Agreement), at AmpliPhi’s sole expense. With respect to any Group 2 Patents, to the extent that AmpliPhi has primary prosecution and maintenance responsibility with respect thereto, AmpliPhi, upon reasonable request from Celladon from time to time, shall consult with Celladon as to the general status of the preparation, filing, prosecution and maintenance of such Group 2 Patents.

(c) In the event that AmpliPhi elects, in any country, not to continue to prosecute and thereby to abandon an application for, or not to maintain and thereby abandon, a Group 2 Patent (excluding any such abandonment with respect to a patent application where the subject matter of the applicable patent application is the subject, or still eligible to be the subject, of another patent application in the country where such patent application is being abandoned; and, in any event, to the extent that AmpliPhi has primary prosecution and maintenance responsibility with respect to such Group 2 Patent), then AmpliPhi shall notify Celladon not less than 60 days before the next deadline for any action that may be taken with respect to such Group 2 Patent with the U.S. Patent & Trademark Office or any foreign patent office. At Celladon’s request, AmpliPhi and Celladon shall discuss in good faith the potential assumption by Celladon of responsibility for such Group 2 Patent, at Celladon’s cost and expense (if such assumption of responsibility is possible considering other AmpliPhi licensees or sublicensees of such Group 2 Patent and to the extent permitted by the Penn Agreement).

4.2 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any Group 2 Patent under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Group 2 Patent (solely to the extent permitted in the Penn Agreement). Such cooperation includes, but is not limited to promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such Group 2 Patent. AmpliPhi agrees that it shall not seek any patent term extension or restoration based upon the regulatory review and approval of a Companion Diagnostic or corresponding Celladon Product in any market or country without the prior written approval by Celladon.

4.3 Patent Enforcement. If a party becomes aware of any Third Party’s manufacture, use, sale, offer for sale or import of a product that is competitive with a Companion Diagnostic and such party believes or suspects that such Third Party’s activities infringe, or may infringe, any Group 2 Patent, including the filing by any Third Party of any certification filed under the United States Drug Price Competition and Patent Term Restoration Act of 1984 (collectively, “Competitive Infringement”), such party shall promptly notify the other party in writing thereof, including the identity of such Third Party (the “Infringer”), which notice shall set forth in reasonable detail the facts and circumstances of such activities that are known to such party. To the maximum extent permitted by the Penn Agreement, Celladon, at its sole expense, shall have the right to determine the appropriate course of action to enforce Group 2 Patents against the Infringer or otherwise abate the Competitive Infringement, to take (or refrain from taking) appropriate action to enforce Group 2 Patents against the Infringer, to defend any declaratory judgments by an Infringer seeking to invalidate or hold the Group 2 Patents unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Group 2 Patents, in each case in Celladon’s own name and, if necessary for standing purposes, in the name of AmpliPhi and shall consider, in good faith, the interests of AmpliPhi in so doing. If Celladon does not, within one hundred twenty (120) days of receipt of notice from AmpliPhi, abate the Competitive Infringement or file suit to enforce the Group 2 Patents against the Infringer, AmpliPhi shall have the right to take whatever action it deems appropriate to enforce the Group 2 Patents. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Group 2 Patents shall first be applied to reimburse each party, and, if applicable, Penn, for their respective litigation expenditures, with remaining recoveries being subject to Celladon’s payment obligations under Section 3.2 to the extent required by the Penn Agreement, after which any remaining recovery shall be shared by the parties in relation to the damages suffered by each party.

4.4 Third Party Infringement Claims. AmpliPhi shall not have the right to settle any infringement claim or action by a Third Party alleging that the manufacture, use, sale, offer for sale or import of any Companion Diagnostic infringes the Patents of a Third Party, without the prior written consent of Celladon. Such consent shall not be unreasonably withheld or delayed, but may be withheld if such settlement would materially and adversely affect Celladon’s interests.

(a) Celladon’s Right to Defend. Celladon shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party Patents by Celladon’s activities at its own expense and by counsel of its own choice, and AmpliPhi shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) AmpliPhi’s Right to Defend. AmpliPhi shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by AmpliPhi’s activities at its own expense and by counsel of its own choice, and Celladon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, to the extent AmpliPhi is not contractually restricted from allowing Celladon to do so.

Nothing in this Section 4.4 shall require either party to conduct patent searches or otherwise seek to determine the existence of any such infringement.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

5.2 AmpliPhi Representations and Warranties.

(a) AmpliPhi represents and warrants to Celladon that, as of the Effective Date:

(i) AmpliPhi has not received written notice of any pending or threatened claims or litigation seeking to invalidate any Group 2 Patents;

(ii) to AmpliPhi’s Knowledge, Exhibit A hereto is a true and complete list of Group 2 Patents that exists on the Effective Date and would, in the absence of the license granted under Section 2.1, be infringed by the manufacture, use, sale, offer for sale or import of AAV1/GFP; and

(iii) AmpliPhi has not received written notice concerning the institution or possible institution of any interference, reexamination, reissue, revocation or nullification involving any Group 2 Patent.

(b) AmpliPhi additionally represents and warrants to Celladon that, as of the Effective Date:

(i) The Penn Agreement is valid, binding and in full force and effect and enforceable by AmpliPhi in accordance with its terms, except as enforcement may be limited by general equitable principles and the exercise of judicial discretion in accordance with such principles;

(ii) The consummation of the transaction contemplated by this Agreement will not, to the Knowledge of AmpliPhi, result in a breach of the Penn Agreement;

(iii) There exists no default or event of default or event, occurrence, condition or act, with respect to AmpliPhi, or to AmpliPhi’s Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under the Penn Agreement. AmpliPhi has not received written or oral notice of, and has no Knowledge of any (A) actual, alleged, possible or potential violation or breach of, or default under, the Penn Agreement, or (B) intent to effect, the cancellation, modification or termination of the Penn Agreement;

(iv) A true, correct and complete copy of the Penn Agreement has been made available to Celladon; and

(v) There are no outstanding amounts or fees due and payable by AmpliPhi to Penn under Section 4.2.6 or Section 7.1 of the Penn Agreement.

5.3 Covenant Regarding Penn Agreement. AmpliPhi hereby covenants that AmpliPhi will:

(a) comply with all terms and conditions of the Penn Agreement relating to AmpliPhi’s rights to the Group 2 Patents;

(b) not voluntarily terminate the Penn Agreement or any of AmpliPhi’s rights to the Group 2 Patents thereunder without Celladon’s prior written consent; and

(c) not: (i) amend the Penn Agreement in any way that would limit, modify or restrict Celladon’s rights and licenses hereunder or increase or modify Celladon’s obligations hereunder, without Celladon’s prior written consent; and (ii) waive any of AmpliPhi’s rights under the Penn Agreement in a manner that would adversely affect the rights and licenses granted to Celladon hereunder, without Celladon’s prior written consent. Without limiting the generality of the foregoing, AmpliPhi shall not consent or agree (by amendment, waiver, or other action of similar legal effect) to any limitation or narrowing of the scope of AmpliPhi’s rights (as they exist on the Effective Date) to any Group 2 Patent under the Penn Agreement that would adversely affect the rights and licenses granted to Celladon hereunder, without Celladon’s prior written consent.

5.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ALL TECHNOLOGY, INTELLECTUAL PROPERTY AND OTHER SUBJECT OF THIS AGREEMENT ARE PROVIDED “AS IS” AND THE PARTIES EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

5.5 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE LICENSE GRANTED HEREUNDER; provided, however, that this Section 5.5 shall not be construed to limit either party’s indemnification obligations under Article 7 and this Section 5.5 shall not apply to a breach of Article 6 hereunder.

6. CONFIDENTIALITY

6.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to this Agreement (collectively, “Confidential Information”). Each party may use such Confidential Information only to the extent expressly provided for in this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (which shall in any event shall at least be reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

6.2 Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of or reference to Confidential Information belonging to the disclosing party, as evidenced by its written records; or (e) is the subject of a written permission to disclose provided by the disclosing party.

6.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) regulatory filings for AAV1/GFP and/or Companion Diagnostics as permitted by this Agreement;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations;

(e) disclosure to Third Parties in connection with due diligence investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable terms of confidentiality and non-use, but in any event excluding any right to further disclose any Confidential Information to Third Parties; and

(f) disclosure to Affiliates, Sublicensees, employees and consultants of the receiving party, solely to the extent required to conduct development, manufacturing and/or commercialization activities in accordance with the sublicense granted under Section 2.1, in each case on the condition that such Affiliate, Sublicensee, employee or consultant agrees to be bound by terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6 (excluding, without the written consent of both AmpliPhi and Celladon, the permission contained in this Section 6.3 permitting further disclosure to subsequent Third Parties).

In the event Celladon is required to make a disclosure of AmpliPhi’s Confidential Information pursuant to Section 6.3(b), then, to the extent practicable under the circumstances and customary in the pharmaceutical industry for regulatory filings, Celladon shall use Commercially Reasonable Efforts to avoid unnecessary public disclosure of AmpliPhi’s Confidential Information. Notwithstanding the foregoing in this Section 6.3, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 6.3(c) or Section 6.3(d), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The terms and conditions of this Agreement shall be Confidential Information of both parties hereunder and disclosure thereof by either party shall be subject to the limitations on disclosure set forth herein. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

6.4 Publications. AmpliPhi shall not have the right to make any publication (including any oral presentation and abstract) regarding any Companion Diagnostic being developed or commercialized hereunder without Celladon’s prior written consent, which may be withheld in Celladon’s sole discretion (it being understood that the foregoing shall not limit AmpliPhi’s ability to make any publication regarding AAV Vectors outside the context of Celladon Products and Companion Diagnostics). AmpliPhi recognizes that the publication by or on behalf of Celladon, its Affiliates and Sublicensees of papers regarding any Companion Diagnostic, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect AmpliPhi’s Confidential Information. Accordingly, AmpliPhi shall have the right to review and comment on any material proposed for disclosure or publication by Celladon, such as by oral presentation, manuscript or abstract, which includes AmpliPhi’s Confidential Information. Before any such material is submitted for publication, Celladon shall deliver a complete copy to AmpliPhi at least 45 days prior to submitting the material to a publisher or initiating any other disclosure. AmpliPhi shall review any such material and recommend any changes it reasonably believes are necessary to preserve Confidential Information to Celladon within 30 days of the delivery of such material to AmpliPhi, and Celladon shall comply with any request to remove or delete Confidential Information disclosed by AmpliPhi. With respect to oral presentation materials and abstracts, Celladon shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Celladon with appropriate comments, if any, but in no event later than 30 days from the date of delivery to AmpliPhi. Celladon shall comply with AmpliPhi’s request to delete AmpliPhi’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications.

6.5 Publicity. It is understood that each party may desire or be required to issue press releases relating to this Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold or delay consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

7. TERM

7.1 Term. The term of this Agreement shall begin on the Effective Date and, unless this Agreement is earlier terminated as set forth below, expire upon the expiration of the last-to-expire Group 2 Patent.

7.2 Termination. Celladon may terminate this Agreement at any time, for any reason or for no reason, upon 30 days’ written notice to AmpliPhi.

7.3 Consequences of Expiration or Termination. Expiration or termination of this Agreement shall be without prejudice to any obligations (including payment obligations) of either party that have accrued prior to such expiration or termination. In addition, the provisions of Sections 3.5, 3.6, 3.7, 5.4, 5.5 and 7.3 and Articles 6, 8, 9 and 10 shall survive expiration or termination of this Agreement.

8. INDEMNIFICATION

8.1 Indemnification by AmpliPhi. AmpliPhi hereby agrees to save, defend and hold Celladon and its Affiliates and their respective directors, officers, employees and agents (each, a “Celladon Indemnitee”) harmless from and against any and all liabilities, expenses, damages and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Celladon Indemnitee may become subject as a result of any claim, suit, demand, action or other proceeding by any Third Party (each a “Claim”) to the extent arising directly or indirectly out of: (i) the breach by AmpliPhi of any warranty, representation, covenant or agreement made by

AmpliPhi in this Agreement; or (ii) the gross negligence or willful misconduct of any AmpliPhi Indemnitee (defined below); except, in each case, to the extent such Losses result from the breach by Celladon of any warranty, representation, covenant or agreement made by Celladon in this Agreement or the gross negligence or willful misconduct of any Celladon Indemnitee.

8.2 Indemnification by Celladon. Celladon hereby agrees to save, defend and hold AmpliPhi and its Affiliates and their respective directors, officers, employees and agents (each, a “AmpliPhi Indemnitee”) harmless from and against any and all Losses to which any AmpliPhi Indemnitee may become subject as a result of any Claim to the extent arising directly or indirectly out of: (i) the development, manufacture, use, handling, storage, sale, promotion, marketing or other disposition of AAV1/GFP or Companion Diagnostics by Celladon or any of its Affiliates and Sublicensees, including, without limitation, clinical trials in connection therewith, (ii) the breach by Celladon of any warranty, representation, covenant or agreement made by Celladon in this Agreement; or (iii) the gross negligence or willful misconduct of any Celladon Indemnitee; except, in each case, to the extent such Losses result from the breach by AmpliPhi of any warranty, representation, covenant or agreement made by AmpliPhi in this Agreement or the gross negligence or willful misconduct of any AmpliPhi Indemnitee.

8.3 Control of Defense. Any entity entitled to indemnification under this Article 7 shall give notice to the indemnifying party of any Claim that may be subject to indemnification hereunder, promptly after learning of such Claim, and the indemnifying party shall assume (and have the right to control) the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without the indemnifying party’s consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses. The indemnifying party shall not settle any Claim other than solely for the payment of money by such indemnifying party without the indemnified party’s consent, such consent not to be unreasonably delayed or withheld. The indemnified party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim defended by the indemnifying party. The indemnified party shall reasonably cooperate with the indemnifying party with respect to the defense of any Claim.

9. DISPUTE RESOLUTION

9.1 Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, the parties shall, through their respective Chief Executive Officers, first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within 15 days after either party provides notice to the other party that it wishes to invoke such negotiations. If the parties are unable to resolve such dispute through such negotiations within such 15 day period, then, except in the case of a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright (unless concerning the payment of royalties hereunder) or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, the dispute, controversy or claim shall be resolved exclusively by binding arbitration before a single independent and neutral experienced arbitrator selected by mutual agreement of the parties. In the event that the parties are unable to mutually agree on the appointment of such arbitrator, then such arbitration shall be conducted before a panel of three independent and neutral experienced arbitrators, one chosen by AmpliPhi, one chosen by Celladon and the third chosen by the foregoing two arbitrators. Any such arbitration proceeding shall be administered by the American Arbitration Association, with limited discovery, in accordance with its then current rules of the American Arbitration Association governing commercial disputes. The place of arbitration shall be San Francisco, California. The arbitrator(s) shall have no authority to award punitive or similar damages. Except to the extent necessary to confirm an award or as may be required by law, neither a party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations. Each party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and/or the fees and costs of the arbitrators. Each party shall fully perform and satisfy the arbitration award within 15 days of the service of the award and such award can be entered into and enforced by any court of competent jurisdiction. By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence.

9.2 Injunctive Relief. Notwithstanding the provisions of Section 9.1, each party acknowledges and agrees that, due to the unique and valuable nature of the other party’s proprietary information and materials, there can be no adequate remedy at law for any breach by such party of the provisions of this Agreement, that any such breach may result in irreparable harm to the other party for which monetary damages would be inadequate to compensate such party and that the other party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such party under such provisions, without the necessity of posting any bond or security.

10. GENERAL PROVISIONS

10.1 Rights in Bankruptcy. All rights and licenses granted to either party under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Celladon, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against AmpliPhi under the U.S. Bankruptcy Code, Celladon will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless AmpliPhi elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of AmpliPhi upon written request therefor by Celladon.

10.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

10.3 Entire Agreement; Modification. This Agreement, together with the Asset Purchase Agreement and the other Transaction Documents (as defined in the Asset Purchase Agreement), is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement, together with the Asset Purchase Agreement and the other Transaction Documents (as defined in the Asset Purchase Agreement), supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith (by implication or otherwise), other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

10.4 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

10.5 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

10.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of such party or all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of such a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights and technology of the acquiring party to such transaction (if other than one of the parties to this Agreement immediately prior to such transaction) shall not be included in the intellectual property and technology licensed hereunder, except to the extent already included in licenses granted hereunder prior to the consummation of such transaction; or

(b) to an Affiliate, provided that the assigning party shall remain bound by the terms and conditions of this Agreement and shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

10.7 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than Celladon and AmpliPhi and their respective successors and permitted assigns. For the avoidance of doubt, although each party has direct obligations to the other party with respect to the Penn Agreement, Penn is not intended, nor shall it be construed, to be a third party beneficiary of this Agreement.

10.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

10.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Celladon, notices must be addressed to:

Celladon Corporation

12760 High Bluff Drive

Suite 240

San Diego, CA 92130

Attention: Chief Executive Officer

Facsimile: (858) 964-0974

If to AmpliPhi, notices must be addressed to:

AmpliPhi Biosciences Corporation

1100 Olive Way

Suite 100

Seattle, WA 98101

Attention: Philip J. Young

10.10 Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

10.11 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Sublicense Agreement as of the Effective Date.

CELLADON CORPORATION		AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ Krisztina M. Zsebo	By:	/s/ Philip J. Young
	Krisztina M. Zsebo Chief Executive Officer		Philip J. Young President and CEO

Exhibit A

Group 2 Patents

See attached list.

GROUP 2

Penn Docket Number	Targeted Docket Number	Attorney File Number	Brief Title	Patent Numbers and Dates
[ ...***... ]	[...***...]	[...***...]	[...***...]	[...***...]

***Confidential Treatment Requested